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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Amended and Restated Psychiatric Solutions, Inc. Equity Incentive Plan of Psychiatric Solutions, Inc. and to the incorporation by reference therein of our report dated March 15, 2005, with respect to the consolidated financial statements of Psychiatric Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Psychiatric Solutions, Inc. management's assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Psychiatric Solutions, Inc., filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

August 30, 2005
Nashville, Tennessee